Exhibit 99.1

Applied Materials Announces Update on Kokusai Electric Acquisition Agreement

Applied’s Board of Directors Supplements Stock Buyback Program with New $7.5 Billion Authorization

SANTA CLARA, Calif., March 22, 2021 – Applied Materials, Inc. today announced that the amended Kokusai Electric Corporation share purchase agreement with KKR HKE Investment L.P. may have terminated in accordance with its terms on March 19, 2021 after the parties were unable to confirm timely regulatory approval in China. If Applied does not receive confirmation of timely approval prior to the March 26, 2021 deadline for payment of the termination fee, Applied will treat the agreement as terminated and pay KKR a termination fee of $154 million in cash.

The Applied Materials Board of Directors has approved a new $7.5 billion stock buyback authorization, supplementing the previous authorization which has approximately $1.3 billion remaining. Additional information about Applied’s capital allocation plans will be shared at the company’s upcoming Investor Meeting.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding the status of regulatory approval related to Applied’s proposed acquisition of Kokusai Electric Corporation, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to the parties’ concurrence regarding the status of regulatory clearance, the parties’ ability to satisfy conditions precedent to consummation of the proposed acquisition in a timely manner or at all, and other risks and uncertainties described in Applied’s filings with the Securities and Exchange Commission, including its recent Forms 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Applied undertakes no obligation to update any forward-looking statements.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible the technology shaping the future. Learn more at www.appliedmaterials.com.

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Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977